 Confirming Statement

        This Statement confirms that the undersigned, Steven M. Floyd, has authorized and designated the Secretary, the Assistant Secretary and any individual designated by the Secretary or the Assistant Secretary (the "Authorized Persons") to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of AmeriCredit Corp. The authority of Authorized Persons under this Statement shall continue until the undersigned is no long required to file Forms 3, 4, and 5 with regard to his/her ownership of or transactions in securities of AmeriCredit Corp., unless earlier revoked in writing. The undersigned acknowledges that the Authorized Person is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: August 15, 2002                        Steven M. Floyd